Exhibit 4.4

IN8BIO, INC.

AMENDMENT NO. 1 TO SERIES B COMMON STOCK PURCHASE WARRANT

This AMENDMENT NO. 1 TO SERIES B COMMON STOCK PURCHASE WARRANT, dated as of April [•], 2025 (this “Amendment”), amends that certain SERIES B COMMON STOCK PURCHASE WARRANT (the “Warrant”), dated as of December 13, 2023, by IN8bio, Inc. (the “Company”) for the benefit of the holder thereof or its permitted assigns (“Holder”). The Company and Holder are referred to collectively herein as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Warrant.

WHEREAS, pursuant to and in accordance with Section 5(l) of the Warrant, the Warrant may be amended or modified by a written agreement executed and delivered by the Company and the Holder; and

WHEREAS, pursuant to Amendment No. 1 to the Securities Purchase Agreement, the Company seeks to amend the Warrant as set forth herein.

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties agree as follows:

Section 1. Exercise Price. Section 2(b) of the Warrant is amended and restated as follows:

“(b) Exercise Price. The exercise price per share of the Common Stock under this Warrant shall be $0.45, subject to adjustment hereunder (the “Exercise Price”).”

Section 2. No Other Amendments. Each reference to “this Warrant,” “hereunder,” “hereof” and other similar references set forth in the Warrant and each reference to the Warrant in any other agreement, document or other instrument shall, in each case, refer to the Warrant as modified by this Amendment. Except as and to the extent expressly modified by this Amendment, the Warrant is not otherwise being amended, modified or supplemented and shall remain in full force and effect and is hereby in all respects ratified and confirmed, and the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Warrant. This Amendment may executed in two or more counterparts, and each of such counterpart shall be deemed an original, and all of such counterparts together will constitute one and the same agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Series A Common Stock Purchase Warrant to be executed as of the date first above indicated.

COMPANY:

IN8BIO, INC.

By:
Name: William Ho
Title: Chief Executive Officer

HOLDER:

[•]

By:
Name:
Title:

[Signature Page to Amendment to Series B Common Stock Purchase Warrant]